Exhibit 2.5

EXECUTION VERSION

PURCHASE AGREEMENT

By and Between

PLAINVILLE GAMING AND REDEVELOPMENT, LLC (d/b/a Plainridge Park Casino),
a Delaware limited liability company,

as Seller,

PENN NATIONAL GAMING, INC.,
a Pennsylvania corporation,

as Seller Parent,

and

GOLD MERGER SUB, LLC,

a Delaware limited liability company

as Purchaser

Dated as of:  December 17, 2017

TABLE OF CONTENTS

		Page

	ARTICLE 1
	DEFINITIONS

Section 1.1	Defined Terms	1
Section 1.2	Other Definitional Provisions	11

	ARTICLE 2
	PURCHASE AND SALE OF PROPERTY; PURCHASE PRICE; PAYMENT

Section 2.1	Purchase and Sale of Property	11
Section 2.2	Purchase Price	12
Section 2.3	Payment	12
Section 2.4	Intentionally Omitted	12
Section 2.5	Title Insurance; Survey; Environmental Assessments	12

	ARTICLE 3
	CLOSING AND DELIVERY OF CLOSING DOCUMENTS

Section 3.1	Closing	14
Section 3.2	Delivery of Seller’s Closing Documents	14
Section 3.3	Delivery of Purchaser’s Closing Documents	15
Section 3.4	Possession	16
Section 3.5	Evidence of Authorization	16
Section 3.6	Closing Costs	16

	ARTICLE 4
	PRORATIONS ADJUSTMENTS AND ASSUMPTION OF OBLIGATIONS

Section 4.1	General	17
Section 4.2	Tax Refunds and Proceedings	17

	ARTICLE 5
	SELLER PARTIES’ REPRESENTATIONS AND WARRANTIES;
	CONDITION OF PROPERTY

Section 5.1	Seller Parties’ Representations and Warranties	18
Section 5.2	Purchase As Is	23

	ARTICLE 6
	PURCHASER’S REPRESENTATIONS AND WARRANTIES;
	CONDITION OF PROPERTY

Section 6.1	Purchaser’s Representations and Warranties	24

i

	ARTICLE 7
	COVENANTS

Section 7.1	Conduct of Business of Seller	27
Section 7.2	Cooperation; Notice: Cure	28
Section 7.3	Access to Information and the Property	28
Section 7.4	Governmental Approvals	29
Section 7.5	Further Assurances and Actions	31
Section 7.6	Casualty and Condemnation Proceedings	32
Section 7.7	Changes to Representations and Warranties	32

	ARTICLE 8
	NOTICES

Section 8.1	Addresses	32
Section 8.2	Refusal of Delivery	33
Section 8.3	Change of Address	34
Section 8.4	Attorney’s Signature	34

	ARTICLE 9
	CONDITIONS

Section 9.1	Conditions Precedent to Purchaser’s Obligations	34
Section 9.2	Conditions Precedent to Seller’s Obligations	35

	ARTICLE 10
	TERMINATION

Section 10.1	Termination	36
Section 10.2	Effect of Termination	37
Section 10.3	Remedies	37
Section 10.4	Termination Event Cure	37
Section 10.5	No Punitive or Consequential Damages	40

	ARTICLE 11
	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 11.1	Survival of Representations and Warranties	40
Section 11.2	Indemnification	41
Section 11.3	Procedure for Claims between Parties	42
Section 11.4	Defense of Third Party Claims	42
Section 11.5	Limitations on Indemnity	43
Section 11.6	Exclusive Remedy	43
Section 11.7	Treatment of Indemnification Payments	44

	ARTICLE 12
	GENERAL PROVISIONS

Section 12.1	Amendment	44
Section 12.2	Time of Essence	44

Schedules

Schedule 2.5(a)	Title Exceptions
Schedule 2.5(b)	Surveys
Schedule 5.1(c)	Occupancy Agreements
Schedule 5.1	Litigation; Compliance with Laws
Schedule 7.1	Exceptions to Seller Covenants

Exhibits

Exhibit A	Legal Description
Exhibit B	Form of Deed
Exhibit C	Form of Non-Foreign Person Certificate
Exhibit D	Intentionally Omitted
Exhibit E	Form of Lease Amendment

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 17, 2017 (the “Effective Date”), by and between PLAINVILLE GAMING AND REDEVELOPMENT, LLC (d/b/a Plainridge Park Casino), a Delaware limited liability company (“Seller”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Seller Parent” and, together with Seller, each a “Seller Party” and, collectively, the “Seller Parties”), and GOLD MERGER SUB, LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S

WHEREAS, Seller is the owner of a fee simple interest in the Property (as hereinafter defined);

WHEREAS, a subsidiary of Seller Parent is the sole member of Seller and owns all of the issued and outstanding membership interests in Seller;

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, Seller Parent will derive substantial economic benefit from the consummation of the transactions contemplated by this Agreement; and

WHEREAS, at Closing, Purchaser shall lease the Property to Tenant (as hereinafter defined) pursuant to the Lease (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Defined Terms.

“Affiliates” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“AML Laws” shall have the meaning set forth in Section 5.1(j).

“Arbitrator” shall have the meaning set forth in Section 10.4(b)(i)(B).

“Base Survival Period” shall have the meaning set forth in Section 11.1(a).

“Business” shall mean the casino business and ancillary business uses operated at the Property.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which federal government offices in New York, New York, are closed, or any day on which banking institutions located in New York, New York are required or authorized by law or executive order to close.

“Claims” shall have the meaning set forth in Section 5.2.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Certificates” shall have the meaning set forth in Section 3.3(a)(v).

“Closing Costs” shall have the meaning set forth in Section 3.6(b).

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Condemnation” shall have the meaning set forth in Section 7.6(b).

“Contract” shall mean any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Control” shall mean, when used with respect to any specific Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, beneficial interests, by contract or otherwise.  The definition is to be construed to apply equally to variations of the word “Control,” including “Controlled,” “Controlling” or “Controlled by.”

“Damages” shall have the meaning set forth in Section 11.2(a).

“Deed” shall have the meaning set forth in Section 3.2(a)(i).

“Effective Date” shall have the meaning set forth in the preamble.

“Encumbrances” shall mean Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature, in each case whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Environmental Condition” shall mean any condition with respect to soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium on, at or under any portion of the Property, that could or does result in any Losses relating to Hazardous Substances under Environmental Laws to or against Seller or Purchaser, including, without limitation, any such condition resulting from the operation of the Business and/or the operation of the business of any other property owner or operator in the vicinity of any portion of the Property and/or any activity or operation formerly conducted by any Person on or off any portion of the Property.

“Environmental Laws” shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment (including, without limitation, the preservation, remediation or protection thereof), pollution, natural resources, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act.

“Environmental Liability” shall mean any and all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to requests for information or documents, clean-up, corrective action or remediation fees or costs), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, under, pursuant to or relating to any Environmental Law, or arising from or relating to Environmental Conditions relating to the Property.

“Evidence of Authorization” shall have the meaning set forth in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereafter.

“Excluded Contractual Liabilities” shall have the meaning set forth in Section 2.1.

“Fixtures” shall mean all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding gaming equipment, regardless of the manner of attachment).

“Fundamental Representations” shall have the meaning set forth in Section 11.1(a).

“Fundamental Survival Period” shall have the meaning set forth in Section 11.1(a).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or required to be issued by any Gaming Authority necessary for or relating to the execution of this Agreement and/or the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the continued ownership, operation, management and development of the Property and/or the Business.

“Gaming Authority” shall mean those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or similar activities or the sale of liquor in the State, and all state and local regulatory and licensing bodies with authority over gaming and liquor in the State and its political subdivisions.

“Gaming Laws” shall mean all Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or racing or similar activities or the sale of liquor.

“GLPI” shall have the meaning set forth in Section 7.4(c).

“Governmental Approvals” shall have the meaning set forth in Section 7.4(a).

“Governmental Authority” shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property.

“Governmental Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Substances in, on, under, about, or from the Property or any part thereof into the environment.

“Hazardous Substances” shall mean:  any (i) chemicals, materials or substances that is regulated or listed as or included in the definition of “hazardous”, “toxic”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”  or “pollutants” under any Environmental Law, (ii) asbestos, (iii) radioactive substances, and (iv) any petroleum products of any kind, including petroleum (including derivatives thereof), fuel oil, diesel fuel, gasoline, kerosene and used oil, and shall include, without limitation, polychlorinated biphenyls, lead-based paint, asbestos or asbestos-containing materials, and mold, mildew or fungi.

“Host Community Agreement” shall mean that certain Host Community Agreement, dated July 8, 2013, by and between Town of Plainville, Massachusetts, and Ourway Realty, LLC, as amended, restated, modified, supplemented, or assigned from time to time.

“Improvements” shall mean all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in such utility pipes, conduits and lines), parking areas and roadways appurtenant to such buildings and structures.

“Indemnified Party” shall have the meaning set forth in Section 11.3.

“Indemnifying Party” shall have the meaning set forth in Section 11.3.

“Inspection” shall have the meaning set forth in Section 7.3(a).

“IRS” shall mean the Internal Revenue Service.

“Land” shall mean the parcel of real property located at 301 Washington St., Plainville, Massachusetts and more particularly described on Exhibit A hereto.

“Lease” shall have the meaning set forth in Section 3.2(a)(vi).

“Lease Amendment” shall have the meaning set forth in Section 3.2(a)(vi).

“Lease Guaranty” shall have the meaning set forth in Section 10.4(b)(i)(B).

“Lease Indemnity” shall have the meaning set forth in Section 11.2(a).

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought by any Person or Governmental Authority, or conducted, or heard by or before or otherwise involving any Governmental Authority, arbitrator or court of law.

“Legal Requirements” shall mean any law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Licensed Parties” shall have the meaning set forth in Section 5.1(f)(i).

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other charge on or affecting the Property, any portion thereof or any direct or indirect, legal or beneficial, interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Lists” shall have the meaning set forth in Section 5.1(i).

“Losses” shall mean any and all losses, liabilities, obligations, damages, claims and expenses, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements related thereto.

“Mandatory Seller Removal Items” shall have the meaning set forth in Section 2.5(d).

“Material Adverse Effect” shall mean any event, change or effect that has a material adverse effect on: (i) the assets, business, financial condition or long-term results of the operation of the Business, taken as a whole; (ii) the ability of any party hereto to timely perform its obligations hereunder; or (iii) the aggregate economic benefit that Purchaser would reasonably be expected to receive as a result of the transactions contemplated by this Agreement; provided, that no such event, effect or change resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, tsunamis, typhoons, lightning, hail, storms, blizzards, hurricanes, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the failure of the financial or operating performance of the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that any representation or warranty is made herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (g) any matter of which Purchaser has actual knowledge on or prior to the date hereof; (h) any action taken, or omitted to be taken, by or at the request of with the consent of Purchaser, or in compliance with applicable Legal Requirements and the covenants and agreements contained in this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement, the Operator Merger Agreement, the Operations Purchase Agreement or the transactions contemplated hereby or thereby, or the identity or actions of Purchaser; or (j) changes in any Legal Requirements (including any proposed Legal Requirements) or GAAP or other applicable accounting principles or standard or, in each case, any interpretations thereof; provided, further, that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been a Material Adverse Effect if and only to the extent that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industry in which the Business operates.

“Memorandum of Lease” shall have the meaning set forth in Section 3.2(a)(vii).

“Notice” shall have the meaning set forth in Section 11.3.

“Occupancy Agreements” shall have the meaning set forth in Section 5.1(c)(ii).

“OFAC” shall have the meaning set forth in Section 5.1(i).

“Operator Merger” shall mean the merger contemplated by the Operator Merger Agreement.

“Operator Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of December 17, 2017, by and among Pinnacle Entertainment, Inc., Seller Parent and Franchise Merger Sub, Inc.

“Order” shall have the meaning set forth in Section 5.1(i).

“Orders” shall have the meaning set forth in Section 5.1(i).

“Ordinary Course of Business” shall describe any action taken by a Person if such action is generally consistent with such Person’s past practices or industry standards for properties generally comparable to the Property or businesses generally comparable to the Business, and is taken in the ordinary course of such Person’s normal day-to-day operation.

“Patriot Act” shall have the meaning set forth in Section 5.1(j).

“Permitted Encumbrances” shall mean each of the following:  (i) all present and future zoning, building, land use, air rights, municipal, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any; (ii) all presently existing and future liens for unpaid real estate Taxes and water and sewer charges not due and payable as of the Closing Date; (iii) all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (A) presently existing or (B) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Property for the continued operation of the Business; (iv) possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property; (v) minor variations between Tax lot lines and lines of record title; (vi) the Lease; (vii) all matters shown on the surveys and plans listed on Schedule 2.5(b); (viii) all matters that an accurate updated survey of the Property would show and all covenants, restrictions, rights, easements, agreements and other encumbrances and matters, whether or not of record, so long as the same shall not have any material adverse effect on the continued use and/ or access to and from the Property in the manner the Property is currently used and accessed; (ix) all matters set forth on Schedule 2.5 attached hereto, and (x) any and all matters arising by, through or under Purchaser.  Permitted Encumbrances shall also include all of those items deemed to be Permitted Encumbrances pursuant to Section 2.5(c) and Section 2.5(d).

“Person” shall mean any natural person, partnership, corporation, association, limited liability company, trust or any other legal entity.

“Phase I” shall have the meaning set forth in Section 7.3(a).

“Phase II” shall have the meaning set forth in Section 7.3(a).

“Property” shall mean:  (a) the Land; (b) the Improvements; (c) all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements and (d) all right, title and interest of Seller, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel.

“Property Damage” shall have the meaning set forth in Section 7.6(a).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Closing Certificate” shall have the meaning set forth in Section 3.3(a)(v).

“Purchaser Indemnified Party” shall have the meaning set forth in Section 11.1(a).

“Purchaser Representations” shall have the meaning set forth in Section 11.1(b).

“Records” shall mean all books, data and records (including Word files, Excel files, Power Point files and other electronic versions thereof) related to the operation of the Property (but excluding those related solely to the operation of the Business) in possession or control of Seller or its Affiliates, and located at the Property, excluding emails but including financial and accounting records, contracts, calendars, regulatory surveys and reports, and all blueprints, construction and architects’ plans and drawings, and all engineering data and reports, but excluding, however, the following (collectively, the “Proprietary Records”): all customer lists, referral source lists, advertising and marketing materials, and any other records, reports and materials containing any other similar proprietary information unrelated in any material respect to the Property and relating to Seller’s customers, referral sources or advertising strategies and the Business, and excluding all financial and accounting records, contracts, calendars, regulatory surveys and reports, incident tracking reports and competitive analyses relating to new or potential competitive threats to the Business, all policy and procedure manuals relating to the Business, all records and reports relating to any or all gaming, casino, food, beverage, retail and other operations at the Property pertaining primarily to the Business and unrelated in any material respect to the Property.

“Release” shall mean, with respect to Hazardous Substances, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium at, or under any portion of the Property.

“Reporting Broker” shall have the meaning set forth in Section 3.6(c).

“Representatives” shall have the meaning set forth in Section 7.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal law then in force.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Closing Certificates” shall have the meaning set forth in Section 2.5(b).

“Seller Indemnified Party” shall have the meaning set forth in Section 11.2(b).

“Seller Party” shall have the meaning set forth in the preamble hereto.

“Seller Party Indemnity” shall have the meaning set forth in Section 11.2(a).

“Seller Permits” shall mean, collectively, all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals issued by Governmental Authorities (including all Gaming Approvals) in connection with the operation of the Business and/or the ownership, maintenance and operation of the Property for the Business, including, without limitation, such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals as are currently in place for the Property and/or the Business.

“Seller Representations” shall have the meaning set forth in Section 11.1(a).

“Seller’s Knowledge” shall mean the actual present knowledge of Timothy Wilmott, William Fair, Carl Sottosanti and Lance George (the “Seller Knowledge Parties”), upon reasonable inquiry and investigation of the matter in question, which shall not require the Seller Knowledge Parties to commission any third-party reports, investigations or studies.

“Settlement Statement” shall have the meaning set forth in Section 3.2(a)(iv).

“State” shall mean the Commonwealth of Massachusetts.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survey” shall have the meaning set forth in Section 2.5(b).

“Survival Period” shall have the meaning set forth in Section 11.1(b).

“Tax” or “Taxes” shall mean any and all Federal, state, local and foreign taxes, and other assessments in the nature of a tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties imposed with respect thereto.

“Tenant” shall mean Pinnacle MLS, LLC.

“Termination Event” shall mean the occurrence of any event, condition, circumstance, act, or omission, or the emergence of any facts, allegations, or any other matters, which is specifically identified as a “Termination Event” in this Agreement.

“Termination Event Certificate” shall have the meaning set forth in Section 10.4(a).

“Termination Event Cure” shall have the meaning set forth in Section 10.4(a).

“Termination Event Damages” shall have the meaning set forth in Section 10.4(a).

“Termination Event Damages Estimate” shall have the meaning set forth in Section 10.4(b)(i)(B).

“Termination Event Election Notice” shall have the meaning set forth in Section 10.4(b).

“Termination Notice” shall have the meaning set forth in Section 10.4(a).

“Third Party Claim” shall have the meaning set forth in Section 11.4(a).

“Threat of Release” shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage to the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any portion of the Property that may result from such Release.

“Title Affidavit” shall have the meaning set forth in Section 3.2(a)(v).

“Title Commitment” shall have the meaning set forth in Section 2.5(a).

“Title Company” shall mean First American Title Insurance Company.

“Title Cure Notice” shall have the meaning set forth in Section 2.5(d).

“Title Objection Matter” shall have the meaning set forth in Section 2.5(c).

“Title Objection Notice” shall have the meaning set forth in Section 2.5(c).

“Title Policy” shall have the meaning set forth in Section 2.5(a).

“Title Response Period” shall have the meaning set forth in Section 2.5(d).

“Title/Survey Update” shall have the meaning set forth in Section 2.5(c).

“Transfer” shall have the meaning set forth in Section 12.15.

“Transfer Tax Returns” shall mean the returns, affidavits, forms, declarations and other documents required in connection with any documentary, stamp, transfer or recording Taxes or other Taxes payable by reason of delivery and/or recording of each Deed and the other documents to be delivered at the Closing.

“Utility Deposits” shall mean all right, title and interest of Seller in and to all deposits delivered by Seller to utilities, governmental agencies, suppliers or others in connection with the Property or any portion thereof.

“Violations” shall mean any and all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property whenever noted or issued.

Section 1.2                                    Other Definitional Provisions.  The terms “hereof, “hereto”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement generally, rather than to the Section in which such term is used, unless otherwise specifically provided.  Unless the context otherwise requires, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.  Any reference to an Exhibit or a Schedule shall be deemed a reference to the Exhibits and Schedules to this Agreement, unless otherwise specifically provided.  All Exhibits and Schedules to this Agreement are hereby incorporated into, and form a part of, this Agreement.

ARTICLE 2

PURCHASE AND SALE OF PROPERTY; PURCHASE PRICE; PAYMENT

Section 2.1                                    Purchase and Sale of Property.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall convey, sell, transfer and assign to Purchaser, or its designee, and Purchaser shall, or shall cause its designee to, purchase, accept and assume from Seller, the Property, free and clear of all Encumbrances other than Permitted Encumbrances.  At Closing, Seller shall convey to Purchaser or its designee good, marketable and insurable title to the Property, subject only to the Permitted Encumbrances.  Notwithstanding anything to the contrary herein, the Property conveyed pursuant to this Agreement shall not include any contractual liabilities related to (i) Seller’s acquisition and development of the Land and Improvements and operation of the Business, except as expressly set forth herein (it being acknowledged that the Option and Purchase Agreement, dated September 3, 2013, between Ourway Realty, LLC, D/B/A Plainridge Racecourse, as seller, and Springfield Gaming and Redevelopment, LLC, as buyer, is nonetheless a Permitted Encumbrance) and (ii) the Host

Community Agreement (a) for so long as Tenant or an Affiliate of Tenant is tenant under the Lease and (b) if Tenant or an Affiliate of Tenant is no longer tenant under the Lease, unless and until the liabilities thereunder have been transferred to another tenant (collectively, the “Excluded Contractual Liabilities”).

Section 2.2                                    Purchase Price.  The purchase price (the “Purchase Price”) of the Property shall be an amount equal to Two Hundred Fifty Million Dollars ($250,000,000).

Section 2.3                                    Payment.  The Purchase Price shall be payable on the Closing Date by wire transfer of immediately available federal funds to the account or accounts designated by Seller.

Section 2.4                                    Intentionally Omitted.

Section 2.5                                    Title Insurance; Survey; Environmental Assessments.

(a)                                 Following the Effective Date, Purchaser shall (i) request that the Title Company deliver a commitment (the “Title Commitment”) to issue to Purchaser a title insurance policy in an amount equal to the Purchase Price (the “Title Policy”) on an extended coverage ALTA Owner’s form insuring fee simple title to the Property, and (ii) engage a licensed surveyor to prepare a survey of the Land and Improvements (the “Survey”).

(b)                                 Seller will, at Seller’s sole cost and expense, use commercially reasonable efforts to cause all standard exceptions to be deleted from the Title Policy or modified as customary, and as reasonably acceptable to Purchaser, at the Closing, to the extent Seller is obligated to cause such standard exceptions to be deleted or modified pursuant to Section 2.5(c) and Section 2.5(d).  Title to the Property shall be conveyed subject to no Encumbrances other than the Permitted Encumbrances.  Seller will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require to issue the Title Policy, including the Title Affidavit, provided that in no event shall any such documents or instruments expand the liability of Seller beyond the representations, warranties and covenants contained in this Agreement and the certificates delivered pursuant to Section 3.2(a)(ii) and Section 3.2(a)(vii) (the “Seller Closing Certificates”).  Purchaser shall provide Seller with a copy of the Title Commitment and Survey.

(c)                                  Purchaser shall have the right to deliver a written notice (a “Title Objection Notice”) to Seller objecting to any matters (each, a “Title Objection Matter”) contained in the Title Commitment (including any standard title exceptions) and/or the Survey which are not Permitted Encumbrances and which would reasonably be expected to have  Material Adverse Effect or a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property within fifteen (15) days after Purchaser’s receipt of the Title Commitment and/or Survey. Purchaser shall have the right to deliver a Title Objection Notice to Seller identifying Title Objection Matters contained in any update or supplement to or continuation of the Title Commitment and/or Survey (but only to items contained therein which were not previously identified in the original Title Commitment and/or Survey) (each, a “Title/Survey Update”) which are not Permitted Encumbrances and which would reasonably be expected to have  Material Adverse Effect or a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property within five (5) Business Days after Purchaser’s receipt of such Title/Survey Update, but in all events prior to Closing. Failure of Purchaser to provide a Title Objection Notice within the time periods identified in this Section 2.5(c) (or to include any such Title Objection Matters in a timely delivered and valid Title Objection Notice) shall be deemed to constitute Purchaser’s irrevocable approval and acceptance of all matters contained in the applicable Title Commitment, Survey and/or Title/Survey Update.  All items that are not objected to by Purchaser in a timely delivered and valid Title Objection Notice shall be deemed to be Permitted Encumbrances. Seller shall be deemed to elect not to cure or remove any Title Objection Matters objected to in a Title Objection Notice unless, within ten (10) days after Seller’s receipt of such Title Objection Notice (the “Title Response Period”), Seller gives Purchaser written notice that Seller elects to cure such Title Objection Matters (a “Title Cure Notice”).  If Seller fails to give Purchaser a Title Cure Notice within the Title Response Period, then such failure shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

(d)                                 Notwithstanding the foregoing or anything to the contrary herein, Seller shall be obligated to discharge and remove of record the following matters (collectively, the “Mandatory Seller Removal Items”): (i) all mortgages and other instruments evidencing, securing or otherwise relating to any indebtedness for borrowed money which is a Lien upon all or any portion of the Property that have been entered into by or on behalf of Seller; (ii) all judgment and/or tax liens (except those that are being contested in good faith) against or due and payable by Seller which are encumbered against the Property; (iii) all Encumbrances voluntarily recorded by Seller (or any agent or representative of Seller or any of Seller’s Affiliates) or otherwise placed or permitted to be placed by Seller (or any agent or representative of Seller or any of Seller’s Affiliates) after the date hereof against all or any portion of the Property (other than with the prior written approval of Purchaser or otherwise permitted herein) that are not Permitted Exceptions; (iv) and all mechanics’ liens affecting the Property, which mechanics’ liens may be removed as an exception to the Title Policy by bonding or an indemnity from the Seller; and (v) any other Encumbrance that can be cured or removed by the payment of a liquidated sum of money not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.  At Closing, Seller may use a portion of the Purchase Price to pay or discharge the Mandatory Seller Removal Items, provided that: (i) Seller shall deliver to the Title Company, on or prior to the Closing Date, instruments in recordable form and sufficient to satisfy and discharge such liens and encumbrances of record, together with funds sufficient for the cost of recording or filing such instruments; or (ii) Seller shall deposit with the Title Company sufficient funds, as deemed acceptable by the Title Company, to insure the obtaining and recording of such satisfactions and conveyances in accordance with payoff letters from institutional lenders.

(e)                                  If the Title Commitment or any Title/Survey Update discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller or of any party making up Seller but which returns are not against Seller or such party, Seller, on request, shall deliver to Purchaser and the Title Company affidavits to the effect that such judgments, bankruptcies or returns are not against Seller or any other party making up Seller, in form and substance sufficient to permit removal of same as exceptions in the Title Policy.

(f)                                   Seller shall have no obligation to cure any Violations prior to Closing and Purchaser shall take the Property subject to Violations, except for Violations that if not cured would materially impair Tenant’s operation of the Business on the Property (the “Mandatory-Cure Violations”).  Seller shall cure or commence the cure of Mandatory-Cure Violations prior to Closing and shall have (i) paid all fines and penalties assessed against the Property as of the Closing Date for any Mandatory-Cure Violations issued, noted or of record as of the Closing Date, on or prior to the Closing Date or (ii) deposited in escrow the amount of such fines and penalties with Purchaser pending the removal of such Mandatory-Cure Violations. If Seller fails to cure a Mandatory-Cure Violation on or prior to the Closing Date, then such failure shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

ARTICLE 3

CLOSING AND DELIVERY OF CLOSING DOCUMENTS

Section 3.1                                    Closing.  The term “Closing” shall mean the consummation of the purchase and sale of property described in Section 2.1.  The Closing shall take place on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of the last of all conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Seller Parent may agree in writing (the “Closing Date”).  The parties acknowledge and agree that their intention is for the Closing to occur substantially simultaneously with the closing of the transactions contemplated by the Operations Purchase Agreement and immediately prior to the closing of the Operator Merger, and to use their respective commercially reasonable efforts to accomplish such sequencing of events.

Section 3.2                                    Delivery of Seller’s Closing Documents.

(a)                                 Seller’s Closing Documents.   At the Closing, the Seller Parties shall deliver, or cause Tenant to deliver (as applicable), to Purchaser the following items, each executed and, where applicable, notarized:

(i)                                     Deed.  A  deed with respect to the Property, in the form of Exhibit B hereto (the “Deed”);

(ii)                                  Non-Foreign Person Certificate.  A Non-Foreign Person Certificate in the form of Exhibit C hereto;

(iii)                               Transfer Tax Returns.  The Transfer Tax Returns required to be filed in connection with the transfer of the Property;

(iv)                              Settlement Statement.  A settlement statement setting forth the Purchase Price, the closing costs pursuant to Section 3.6, and all other items of credit to Seller or Purchaser, executed by Seller (the “Settlement Statement”);

(v)                                 Title Affidavit.  A title affidavit, in customary form and substance, reasonably satisfactory to Seller, but sufficient in all cases to enable the Title Company to issue the Title Policy without exception for matters which are not Permitted Encumbrances (the “Title Affidavit”);

(vi)                              Lease.  (1) An Amendment to Lease in the form of Exhibit E hereto (the “Lease Amendment”) to that certain Master Lease, dated as of April 28, 2016, between Purchaser and Tenant (as amended from time to time, the “Lease”), and (2) all items required to be delivered by Tenant pursuant the Lease Amendment and/or the Lease upon Tenant’s execution and delivery of the Lease Amendment; and

(vii)                           Closing Certificate. A certificate, dated as of the Closing Date and executed on behalf of the Seller Parties by a duly authorized representatives thereof, certifying that each of the representations and warranties set forth in Section 5.1 of this Agreement are true and correct as of the Closing Date, except to the extent any failure to be true and correct (individually or in the aggregate) does not constitute a Material Adverse Effect.

(viii)                        Massachusetts Certificate of Good Standing. A long form Certificate of Good Standing of Seller from the Commonwealth of Massachusetts.

(ix)                              Other.  Such other instruments or documents that by the terms of this Agreement and are to be delivered by any Seller Parties to Purchaser at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

Section 3.3                                    Delivery of Purchaser’s Closing Documents.

(a)                                 Purchaser’s Closing Deliveries.  At the Closing, Purchaser shall deliver to Seller or Tenant, as applicable, the following items:

(i)                                     Purchase Price.  The Purchase Price, delivered to Seller;

(ii)                                  Transfer Tax Returns.  Executed counterparts to the Transfer Tax Returns, delivered to Seller;

(iii)                               Settlement Statement.  An executed counterpart to the Settlement Statement, delivered to Seller;

(iv)                              Lease.  An executed counterpart to the Lease Amendment, delivered to Tenant;

(v)                                 Closing Certificate. A certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized representative thereof, certifying that each of the representations and warranties set forth in Section 6.1 of this Agreement are true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects) as of the Closing Date, delivered to Seller (the “Purchaser Closing Certificate,” and together with the Seller Closing Certificates, collectively, the “Closing Certificates”);

(vi)                              Massachusetts Certificate of Good Standing. A long form Certificate of Good Standing of Purchaser from the Commonwealth of Massachusetts; and

(vii)                           Other.  Such other instruments or documents that by the terms of this Agreement are to be delivered by Purchaser to any Seller Parties at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

Section 3.4                                    Possession.  Seller shall deliver possession of the Property to Purchaser on the Closing Date free and clear of all Encumbrances that are not Permitted Encumbrances, but subject in all respects to the Lease and Tenant’s rights thereunder.

Section 3.5                                    Evidence of Authorization.  On the Closing Date, each party hereto shall deliver to the other party evidence in form and content reasonably satisfactory to the other parties hereto and the Title Company that (a) such party is duly organized and validly existing under the laws of the state of its organization, is qualified to do business in all other jurisdictions as are necessary to effectuate the transactions contemplated by this Agreement, and has the power and authority to enter into this Agreement and the applicable Closing Certificate(s), (b) this Agreement and all documents delivered pursuant hereto have been duly executed and delivered by such party, and (c) the performance by such party of its obligations under this Agreement and the applicable Closing Certificate(s) have been duly authorized by all necessary corporate, partnership, limited liability company or other action (collectively, “Evidence of Authorization”).

Section 3.6                                    Closing Costs.

(a)                                 Each party shall be responsible for the full amount of their own accounting, legal and consulting fees and expenses incurred in connection with the negotiation and preparation of this Agreement, the Lease Amendment, any other closing documents and instruments executed in connection with the purchase and sale contemplated under this Agreement or the Lease Amendment, and otherwise in connection with Closing.

(b)                                 Except as otherwise expressly set forth herein, all Closing Costs shall be paid by the party that typically pays such Closing Costs in accordance with the custom of the jurisdiction in which the Property is located.  In the event that the jurisdiction in which the Property is located does not have a customary practice for the payment of any portion of the Closing Costs, such Closing Cost shall divided among the Seller and Purchaser equally.  For the purposes of this Section 3.6(b), the term “Closing Costs” shall mean all costs, fees and expenses incurred by Seller and/or Purchaser in connection with Closing (other than as set forth in Section 3.6(a) or as otherwise expressly set forth herein).  The respective parties shall pay the following Closing Costs:

(i)                                     Seller shall pay all State, local and city transfer, deed stamp, and similar taxes, fees and expenses;

(ii)                                  Purchaser shall pay for all title insurance premiums for the Title Policy, including any additional premiums for any customary endorsements reasonably requested by Purchaser;

(iii)                               Purchaser shall also pay all costs, fees and expenses for non-customary or unreasonably requested endorsements, as well as for any lender’s title insurance policies; and

(iv)                              Purchaser shall pay for the cost and expense of the Survey, all municipal search fees, all recording charges and fees in connection with the Deed.

(c)                                  Reporting Requirements.  Pursuant to §6045 of the Internal Revenue and Taxation Code, Title Company shall be designated the “Reporting Broker” hereunder and shall be solely responsible for complying with the Tax Reform Act of 1986 with regard to the reporting of all settlement information to the IRS, and Purchaser shall provide to Seller at Closing copies of any documents or reporting statements filed in compliance therewith.

ARTICLE 4

PRORATIONS ADJUSTMENTS AND ASSUMPTION OF OBLIGATIONS

Section 4.1                                    General.  There shall be no adjustments or prorations of any items of income and expenses with respect to the Property (including, without limitation, for utilities, water charges, Taxes, assessments, rents, vault charges and other items customarily prorated by sellers and purchasers of real property similar to the Property) between the Seller and Purchaser at Closing.  All such liabilities and obligations owed, and any Utility Deposits, receivables or other amounts due and owing, in connection with the Property shall remain the obligations, liabilities and receivables of Seller for the period prior to Closing and shall constitute the obligations, liabilities and receivables of Tenant for the period following Closing, subject in all respects to the terms of the Lease.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to pay any such liabilities or obligations with respect to the Property and attributable to the period on or before the Closing Date, to the extent the same are due and payable on or before the Closing Date, prior or at the Closing hereunder (without prejudice to the rights and obligations of the parties to the Lease pursuant to the terms thereof following the Closing).

Section 4.2                                    Tax Refunds and Proceedings.  Seller shall have the exclusive right to commence, prosecute, settle, compromise or continue any proceeding to determine the assessed value of the Property, the real or personal property Taxes payable with respect to the Property or any action to contest water charges, sewer charges, sales Tax or use Tax for the relevant taxable period (or portion thereof) prior to the Closing Date and to settle or compromise any claim thereof if such settlement applies (i) to the period (or portion thereof) prior to the Closing Date, and/or (ii) to the period from and after the Closing Date, but solely to the extent provided for in the Lease.  Any refunds or proceeds resulting from such proceedings shall be the sole property of Seller and Purchaser shall have no claim thereto.  Purchaser and Seller agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing.

The terms and provisions of this Article 4 shall be subject in all respects to the terms of the Lease and shall survive Closing.

ARTICLE 5

SELLER PARTIES’ REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

Section 5.1                                    Seller Parties’ Representations and Warranties.  The Seller Parties, jointly and severally, hereby make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date:

(a)                                 Organization of Seller.  Each Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted.  Each Seller Party is duly qualified or licensed to do business and is in good standing in Massachusetts.

(b)                                 Authority; No Conflict; Required Filings and Consents.

(i)                                     This Agreement has been duly authorized, executed and delivered by each Seller Party, and constitutes and will constitute the valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

(ii)                                  The execution and delivery of this Agreement and the other agreements contemplated hereby by each Seller Party do not, and the consummation by each Seller Party of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Seller Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, contract, instrument or obligation to which such Seller Party is a party or by which such Seller Party and/or the Property may be bound, other than consents and approvals to be obtained by such Seller Party prior to the Effective Date, (iii) to Seller’s Knowledge, other than the Governmental Approvals, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to such Seller Party, or (iv) to Seller’s Knowledge, result in the imposition or creation of any Lien upon or with respect to the Property other than the Lease or any other Permitted Encumbrance, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or delay the Closing or prevent, delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by, or with respect to, either Seller Party in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by such Seller Party or the consummation by such Seller Party of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) any Governmental Approvals, (ii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Purchaser or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or delay the Closing or prevent, delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(c)                                  Real Property.

(i)                                     Seller has (and will convey to the Purchaser or its designee) good and valid title in fee simple to the Property, subject only to the Permitted Encumbrances.

(ii)                                  All leases, licenses, easements, rights-of-way, and other agreements, written or oral, for the use, possession and/or occupancy of any portion of the Property (collectively, the “Occupancy Agreements”) are set forth on Schedule 5.1(c) hereto. Each of the Occupancy Agreements is in full force and effect, all rents due under each of the Occupancy Agreements have been timely paid, and there has been no written notice sent by any party thereto of any outstanding, uncured default under any Occupancy Agreement.  The Seller Parties has delivered to Purchaser true, correct and complete copies of each and every Occupancy Agreement.  Neither Seller nor, to Seller’s Knowledge, any other party to any such Occupancy Agreement is in default in any respect thereunder.  There does not exist any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller or, to Seller’s Knowledge, any other Person to such Occupancy Agreement.

(iii)                               To Seller’s Knowledge, the Seller has not received written notice that, the Property or any portion thereof is in violation of any applicable Legal Requirements in any material respects, except for such violations which, individually or in the aggregate, would not adversely affect in any material respect Seller’s current use of the Property.

(iv)                              To Seller’s Knowledge, the Improvements are in good condition and repair and are adequate for the use, occupancy and operation of the Property for the Business.

(v)                                 No leasing, brokerage or similar commissions or finder’s fees are owed with respect to the Property and/or any Occupancy Agreements.

(vi)                              There are no pending Legal Proceedings and none, to Seller’s Knowledge, have been threatened in writing to Seller relating to the Property and/or the interests of Seller therein which would be reasonably likely to interfere in any material respect with the use, occupancy, ownership, improvement, development and/or operation of the Property and/or the interest of Seller therein, except as set forth in Schedule 5.1(d).

(vii)                           Neither Seller Party has received written notice that either the whole or any part of the Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, nor, to Seller’s Knowledge, has any such condemnation or other taking been threatened or contemplated.  No Seller Party has entered into any agreement in lieu of condemnation therefor.

(viii)                        Except for Liens which are required to be cured at or prior to Closing pursuant to this Agreement, to Seller’s Knowledge the Property is free of Encumbrances other than Permitted Encumbrances on the use, occupancy, ownership, improvement, development and/or operation of the Property.

(d)                                 Litigation; Orders.

(i)                                     Except as set forth on Schedule 5.1(d), there are no pending Legal Proceedings (A) not fully covered by insurance, or (B) seeking injunctive relief, in each case that have been commenced by or against any Seller Party and that relate to or may adversely affect the Property and/or Seller’s ownership thereof.  No such Legal Proceeding has been threatened in writing to Seller.

(ii)                                  To Seller’s Knowledge, and other than the Gaming Approvals, there are no Governmental Orders that are material, individually or in the aggregate, to which any Seller Party, the Business and/or the Property (or any portion thereof) is subject, and neither Seller Party is subject to any such Governmental Order, other than the Gaming Approvals, that relates to the Business or the Property (or any portion thereof).  To Seller’s Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such material Governmental Order to which any Seller Party, the Business or the Property (or any portion thereof) is subject.

(e)                                  Environmental Matters.

(i)                                     With respect to the Property and the operations of the Business, within the three (3) years prior to the date hereof, the Seller Parties, the Property and the operations of the Business have materially complied with and are currently in material compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by the Seller Parties of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the material terms and conditions thereof.

(ii)                                  Within the three (3) years prior to the date hereof, no Seller Party has received any written Governmental Order, citation, directive, inquiry, notice, summons, warning or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply with any Environmental Law that remains uncured as of the Effective Date, of any alleged, actual or potential Environmental Condition that remains uncured as of the Effective Date, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liability with respect to any portion of the Property or the Business that remains uncured as of the Effective Date.

(iii)                               There are no pending or, to Seller’s Knowledge, threatened in writing to the Seller or claims resulting from any Environmental Condition or arising pursuant to any Environmental Law, in each case with respect to or affecting any of the Property.

(iv)                              To Seller’s Knowledge, none of the following exists at, on, in or under any portion of the Property or related to the Business:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, dumps, or disposal areas other than as they exist in compliance with Environmental Laws.  Other than in material compliance with Environmental Laws, no Seller Party has permitted or conducted, nor (to Seller’s Knowledge) has there been, any Hazardous Activity conducted with respect to the Property.

(v)                                 To Seller’s Knowledge, in connection with the Business and/or the Seller Parties’ use, ownership, management or operation of the Property, there has been no Release, or Threat of Release, of any Hazardous Substances at or from the Property in an amount that could reasonably be expected to result in Environmental Liability to Seller.

(vi)                              The Seller Parties have delivered to Purchaser (to the extent in the possession of or reasonably available to any Seller Parties) true and complete copies of all environmental assessments and results of any reports, studies, analyses, tests, or monitoring in the current possession or reasonable control of any Seller Parties pertaining to (A) Hazardous Substances, Releases, Environmental Conditions or Hazardous Activities in, on, or under the Property, and/or (B) compliance of the Property with any Environmental Laws.

(vii)                           No Seller Party is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(viii)                        All of the representations, warranties and covenants made by any Seller Party regarding environmental matters related to the Property shall be contained in this Section 5.1(e) and no other provision in this Agreement shall be deemed to cover the subject of, or otherwise impose liability on Seller with respect to, any environmental matters.

(f)                                   Permits; Compliance with Laws. The Seller Parties and, to Seller’s Knowledge, each of their respective managers, members, officers and Persons required to be licensed under applicable Legal Requirements to perform such Person’s function with the applicable Seller Parties (collectively, “Licensed Parties”), collectively hold all Seller Permits and, to Seller’s Knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect.  Except as set forth on Schedule 5.1: (1) theSeller Parties, and to Seller’s Knowledge, each of their respective Licensed Parties, in each case whose position is related to the Property, are in compliance in all material respects with the terms of the Seller Permits; (2) to Seller’s Knowledge, the operations conducted by the Seller Parties at the Property and in connection with the Business are not being conducted and have not been conducted in material violation of any applicable Legal Requirements of any Governmental Authority (including, without limitation, any Gaming Laws); and (3) no Seller Party has received a written notice of any material investigation or review by any Governmental Authority with respect to any Seller Party or the Property in the context of a Seller Permit that is pending, and, to Seller’s Knowledge, no material investigation or review is threatened to Seller relating to a Seller Permit, nor has any Governmental Authority indicated in writing to Seller any intention to conduct the same.

(g)                                  Bankruptcy. Each Seller Party is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller Party’s creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of such Seller Party’s assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller Party’s assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally.  There are no bankruptcy proceedings pending or, to Seller’s Knowledge, threatened against any Seller Party.

(h)                                 Insurance.  The insurance policies maintained by the Seller Parties and their Affiliates in respect of the Property insure against risks and liabilities customary in the Seller Parties’ industry.  Neither any Seller Party nor any Affiliate of any Seller Party have received written notice that it is in material breach of any such policies and all such policies are in full force and effect.

(i)                                     OFAC.  Each Seller Party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”).  Neither any Seller Party nor any Affiliate of any Seller Party (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(j)                                    Anti-Money Laundering.  Each Seller Party is in compliance with is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under such Patriot Act applicable to such Seller Party, and any other applicable anti-money laundering laws in the State and any other jurisdictions in which such Seller Party operates (the “AML Laws”); and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which any Seller Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

(k)                                 Employee/Labor Matters. There are no employees of Seller or any Affiliate thereof at work at the Property for whom Purchaser would have any responsibility following closing.

(l)                                     Brokers. Neither Seller Party has dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through either Seller Party a commission, finder’s fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.2                                    Purchase As Is.  EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES, PURCHASER SHALL ACCEPT THE PROPERTY IN THE CONDITION THEREOF AT THE CLOSING “AS IS”, “WHERE AS”, AND “WITH ALL FAULTS,” SUBJECT TO REASONABLE WEAR AND TEAR AND DETERIORATION, CONDEMNATION AND DAMAGE BY FIRE OR OTHER CASUALTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE.  PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO SELLER PARTY SHALL BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY OR BOUND IN ANY MANNER WHATSOEVER BY ANY GUARANTEES, PROMISES, PROJECTIONS, OPERATING EXPENSES, SET UPS OR OTHER INFORMATION PERTAINING TO THE PROPERTY MADE, FURNISHED OR CLAIMED TO HAVE BEEN MADE OR FURNISHED, WHETHER ORALLY OR IN WRITING, BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY PARTNER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY.  PURCHASER ACKNOWLEDGES THAT NEITHER ANY SELLER PARTY NOR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR ATTORNEYS HAVE MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE), TO PURCHASER, WHETHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES.  PURCHASER

HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES, OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL MATERIALS WITH RESPECT TO THE PROPERTY PROVIDED BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY SHAREHOLDER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN THE CLOSING DOCUMENTS, UPON CLOSING, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES, RELEASES AND FOREVER DISCHARGES SELLER AND SELLER’S AGENTS, MEMBERS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, PROPERTY MANAGERS, AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, FINES, PENALTIES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES, EXPERT WITNESS FEE, CHARGES, DISBURSEMENTS AND COURT COSTS) (COLLECTIVELY, “CLAIMS”), DIRECTLY OR INDIRECTLY ARISING BY REASON OF, IN CONNECTION WITH, ON ACCOUNT OF OR PERTAINING TO THIS AGREEMENT OR THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL OF THE MATTERS DESCRIBED ABOVE AND IN CONNECTION WITH ANY ENVIRONMENTAL LAW OR HAZARDOUS SUBSTANCE.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.2 SHALL BE DEEMED TO LIMIT OR OTHERWISE EFFECT ANY OF THE DUTIES OR OBLIGATIONS OF TENANT AS LESSEE UNDER THE LEASE.

The provisions of this Section 5.2 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

ARTICLE 6

PURCHASER’S REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

Section 6.1                                    Purchaser’s Representations and Warranties.  Purchaser hereby makes the following representations and warranties to Seller as of the date hereof, which representations and warranties shall be true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects) as of Closing:

(a)                                 Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization or formation and has all requisite power and authority to consummate the transactions contemplated by this Agreement, the Lease Amendment and the other agreements contemplated hereby to which it is a party.

(b)                                 Authority; No Conflict; Required Filings and Consents.

(i)                                     Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement to be observed and/or performed by Purchaser.  This Agreement has been duly authorized, executed and delivered by Purchaser, and constitutes and will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

(ii)                                  The execution and delivery by Purchaser of this Agreement, the Lease Amendment and the other agreements contemplated hereby to which Purchaser is a party do not, and the consummation by Purchaser of the transactions to which it is a party that are contemplated by this Agreement, the Lease Amendment and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Purchaser, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, or other material Contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, other than consents and approvals obtained by Purchaser prior to the Effective Date, or (iii) subject to Governmental Approvals, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any material respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii) hereof, for any such contraventions, conflicts, breaches, violations, terminations or defaults, or failure to obtain such consents or waivers, or revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease Amendment or the other agreements contemplated hereby to which it is a party.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, of or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the Lease Amendment or the other agreements contemplated hereby to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or by the other agreements contemplated hereby to which Purchaser is a party, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Subsidiaries, Affiliates or key employees (including, without limitation, under the

Gaming Laws), and (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease Amendment or the other agreements contemplated hereby to which it is a party.

(c)                                  Litigation.  As of the date hereof, there are no actions, claims, suits or proceedings pending, and Purchaser has not received any notice of any action, claim, suit or proceeding threatened, in each case against Purchaser before any Governmental Authority, which, if determined adversely, would, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease Amendment or the other agreements contemplated hereby to which it is a party.

(d)                                 Brokers. Purchaser has not dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through Purchaser a commission, finder’s fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

(e)                                  OFAC. Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.  Neither Purchaser nor any Affiliate of Purchaser (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(f)                                   Anti-Money Laundering.  Purchaser is in compliance with is in compliance with the Patriot Act and all rules and regulations promulgated under such Patriot Act applicable to Purchaser, and the AML Laws; and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Purchaser suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

(g)                                  Available Sources.  As of the date hereof, Purchaser has unrestricted cash and undrawn available commitments under its credit facility sufficient to consummate the Closing.

ARTICLE 7

COVENANTS

Section 7.1                                    Conduct of Business of Seller.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, subject to the limitations set forth herein, Seller shall, and Seller Parent shall cause Seller to, in each case except to the extent that Purchaser shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, carry on the Business in the Ordinary Course of Business in all material respects, maintain the Property in a state of repair consistent with the Ordinary Course of Business in all material respects, comply with all applicable Legal Requirements and Seller Permits in all material respects, and pay its Liabilities and Taxes with respect to the Property when due (subject to good faith disputes over such Liabilities or Taxes) and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it in all material respects.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as disclosed in Schedule 7.1 hereof, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller agrees that it shall not, and Seller Parent agrees that it shall cause Seller not to:

(i)                                     sell, pledge, lease, license, dispose of, abandon, grant, encumber or otherwise authorize or permit the sale, pledge, disposition, grant or Encumbrance (other than Permitted Encumbrances) of all or any portion of, or any direct or indirect interest in, the Property, except in the Ordinary Course of Business and except as set forth on Schedule 7.1;

(ii)                                  cause or permit the Property to be subjected to, or permit to exist on the Property, any Lien or Encumbrance, other than Permitted Encumbrances;

(iii)                               fail to maintain the existing insurance coverage of all types relating to the Property (provided, however, in the event that any such coverage shall be terminated or lapse, Seller may procure substitute insurance policies in the Ordinary Course of Business);

(iv)                              fail to make capital expenditures at the Property required under any Gaming Law or by any Gaming Authority;

(v)                                 close or shut down the Business or the Property, except for such closures or shutdowns which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by Legal Requirements, (ii) due to acts of God or other force majeure events; or (iii) in the Ordinary Course of Business;

(vi)                              seek any zoning or land use changes with respect to the Property; or

(vii)                           agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Section 7.2                                    Cooperation; Notice: Cure. Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, Seller and Purchaser shall endeavor to confer on a regular and frequent basis with one or more Representatives of the other party to report any material changes to the general status of ongoing operations of the Property and the Business.  Seller, Seller Parent and Purchaser shall promptly notify each other in writing of, any fact, event, transaction or circumstance, as soon as practical after it becomes known to such party, that (a) causes or would reasonably be expected to cause any representation, warranty, covenant or agreement of Seller, Seller Parent or Purchaser, respectively, under this Agreement to be breached in any material respect, (b) renders or could render untrue in any material respect any representation or warranty of Seller, Seller Parent or Purchaser, respectively, contained in this Agreement, or (c) results in or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article 9, as applicable.  Nothing contained in this Section 7.2 hereof shall prevent Seller or Seller Parent from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.  No notice given pursuant to this Section 7.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition or any right to, or obligation of, indemnification contained herein.

Section 7.3                                    Access to Information and the Property.

(a)                                 Seller, at Seller’s sole cost and expense, will provide to Purchaser copies of any previously prepared Phase I environmental assessments or other environmental assessments, reports or analyses of the Property in Seller’s reasonable possession or control, and Seller will permit Purchaser and its agents to conduct a Phase I environmental assessment for the Property (the “Phase I”) on the terms and conditions of Section 7.3(b).  If the Phase I recommends that a Phase II environmental assessment (the “Phase II”) be ordered for the Property, then Purchaser shall have the right to obtain (on the terms and conditions of Section 7.3(b)) such Phase II prior to Closing on the terms and conditions of Section 7.3(b).

(b)                                 Upon reasonable notice, subject to applicable Legal Requirements, and provided that Purchaser delivers to Seller evidence of insurance in such amounts and coverages as Seller may reasonably require, Seller shall afford Purchaser’s agents, employees, representatives and advisors (“Representatives”) reasonable access, during normal business hours during the period from the Effective Date to the Closing, to the Property, and to all its personnel and any other information concerning Seller, the Business, the Property and/or the employees of Seller as Purchaser may specifically reasonably request in writing (collectively, the “Inspection”); provided, however, that: (i) Purchaser shall provide Seller with at least twenty-four (24) hours’ prior notice of any Inspection; (ii) if Seller so requests, Purchaser’s Representatives shall be accompanied by a Representative of Seller; (iii) Purchaser shall not initiate contact with employees or other representatives of Seller other than Seller’s Representatives or other individuals designated by any of Seller’s Representatives without the prior written consent of Seller’s Representatives, which consent shall not be unreasonably withheld or delayed; (iv) Purchaser shall not unreasonably interfere with the operation of the Business; (v) except as set forth in Section 7.3(a), Purchaser shall have no right to perform invasive testing on the Property without the prior written consent of Seller, and any physical inspection or investigation shall be subject to an access agreement to be entered into with Seller; and (vi) Purchaser shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or caused by such Inspection, and shall reimburse Seller for, and indemnify, defend and hold Seller and Seller’s Indemnitees harmless with respect to, any and all Liabilities, Losses, claims, costs, (including reasonable attorney’s fees and court costs), and damages to the extent arising directly out of, from, in connection with, or directly caused by, any Inspection (but not with respect to (w) any pre-existing conditions or contamination, except to the extent that Purchaser’s Inspection activities exacerbate any such pre-existing conditions or contamination at or from the Property, (x) the results or findings of any tests or analyses of Purchaser’s environmental or other Inspection of the Property, (y) the negligent acts or omissions of Seller, any Representatives thereof, and/or any of Seller’s Indemnitees, or (z) Seller’s breach of this Agreement) or Purchaser’s or its Representatives presence on the Property.  No information or knowledge obtained in any investigation pursuant to this Section 7.3(b) shall affect or be deemed to modify the conditions to the obligations of the parties to consummate the transactions contemplated hereby.  Purchaser’s obligations under this Section 7.3(b) shall survive the Closing and any termination of this Agreement.

(c)                                  Notwithstanding the foregoing, Seller shall not be required to provide any information which (i) it reasonably believes it may not provide to Purchaser or its respective Affiliates and Representatives by reason of applicable Legal Requirements or by a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the Seller has used commercially reasonable efforts (which shall not require Purchaser to incur any material cost or other monetary obligations to any third party) to obtain the consent of such third party to such disclosure, (ii) constitutes information protected by the attorney/client or attorney work product privilege or both, or (iii) constitutes Proprietary Records.  If any material is withheld by the Seller pursuant to the immediately preceding sentence, Seller shall inform the requesting party as to the general nature of the material which is being withheld.

Section 7.4                                    Governmental Approvals.

(a)                                 Purchaser and Seller Parties shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary under applicable Legal Requirements or otherwise to consummate and make effective the transactions governed by this Agreement and the Lease Amendment as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, Gaming Approvals, required to be obtained or made by Purchaser or a Seller Party or any of their respective Affiliates or any of their respective Representatives in connection with the authorization, execution and delivery of this Agreement and the Lease Amendment and the consummation of the transactions contemplated hereby and by the Lease Amendment, including, without limitation, the continued operation of the Business following Closing pursuant to the Lease, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under any applicable Legal Requirements (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals, subject to the limitations elsewhere in this Section 7.4.  Purchaser, Seller Parties, and their respective Representatives and Affiliates shall file (if not previously filed on or prior to the Effective Date) within sixty (60) days after the date hereof all initial applications, notices and documents required in connection with obtaining the Gaming Approvals; provided that Purchaser, Seller Parties and each of their respective Representatives and Affiliates shall re-make any such filings required to be made at a later date in the event that any previously made filing lapses or such re-filing is otherwise required by any Governmental Authority.  With respect to all filings, the parties hereto and their respective Representatives and Affiliates (including, without limitation, Tenant) shall act diligently and promptly to pursue the Governmental Approvals, including, without limitation, filing such additional applications and documents as may be required or reasonably advisable, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Purchaser and Seller Parties shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as possible.  Purchaser and Seller Parties shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Legal Requirements relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to Purchaser or any Seller Parties, as the case may be, and any of their respective Representatives and Affiliates which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions governed by this Agreement.

(b)                                 Without limiting Section 7.4 hereof, from the Effective Date until the earlier of the termination of this Agreement and Closing, Purchaser and each Seller Party shall:

(i)                                     use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Legal Requirements that may be asserted by any Governmental Authority with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Closing Date), including contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing;

(ii)                                  promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed.  Purchaser and each Seller Party shall each use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement seeking to prevent the entry by any Governmental Authority of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed; and

(iii)                               promptly notify the other party hereto in writing of any pending or, to the knowledge of Purchaser or any Seller Party, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Closing or any of other transaction governed by this Agreement, or (ii) seeking to restrain, delay or prohibit the consummation of the Closing.

(c)                                  Notwithstanding anything to the contrary set forth herein, (i) Purchaser shall have no obligation to take any action or refrain from taking any action as required by this Section 7.4 to the extent that, in the reasonable judgment of Purchaser, such action or inaction would reasonably be expected to (1) adversely affect the qualification of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”), as a real estate investment trust under the Code, or (2) be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to GLPI by the Internal Revenue Service, and (ii) Purchaser shall have no obligation to take any action or refrain from taking any action as required by this Section 7.4 to the extent that, in the reasonable judgment of Purchaser, such action or inaction would reasonably be expected to (1) require the divestiture of any of the Purchaser’s other facilities, properties or other assets, or (2) impose, with respect to obtaining any Gaming Approval, any materially unusual and/or materially burdensome conditions, obligations or requirements on Purchaser or require Purchaser to undertake material new construction activity.

Section 7.5                                    Further Assurances and Actions.

(a)                                 Subject to the terms and conditions herein, including to Section 7.4 above, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective commercially reasonable efforts (i) to obtain (a) all Seller Permits and (b) consents of parties to Contracts material to the operation of the Property, in each case as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)                                 Subject to the limitations in this Agreement, in case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement or to vest Purchaser with full title to the Property, the proper officers, directors, members, and/or managers of Purchaser and Seller and their Affiliates as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions), and each party shall bear its costs incurred in connection therewith (except to the extent such cost is allocated to such other party pursuant to this Agreement).

Section 7.6                                    Casualty and Condemnation Proceedings.

(a)                                 Damage or Destruction.  If, prior to the Closing, any portion of the Property is damaged or destroyed by any cause (“Property Damage”), Seller agrees to promptly give Purchaser written notice of such occurrence and the nature and extent of such damage and destruction.  If such Property Damage would constitute a Material Adverse Effect, then such Property Damage shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

(b)                                 Condemnation.  If, prior to the Closing, any portion of the Property is subject to a bona fide condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation or sale in lieu thereof (in any such case, “Condemnation”),  Seller agrees to promptly give Purchaser written notice of such occurrence and the nature and extent of such Condemnation. If a Condemnation would constitute a Material Adverse Effect, then such Condemnation shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

Section 7.7                                    Changes to Representations and Warranties.  If, after the Effective Date, any Seller Party shall become aware that any of the representations or warranties made by any Seller Party in this Agreement are or will become inaccurate, such Seller Party shall promptly give notice to Purchaser of the applicable change to such representations or warranties; provided, that no such notice shall have the effect of changing or updating (i) the relevant representation or warranty as the same appears in this Agreement as of the date hereof, or (ii) the conditions precedent to Purchaser’s obligation to consummate the Closing as set forth in this Agreement.

Notwithstanding anything to the contrary contained herein, obligations of each Seller Party under this Article 7 (other than the obligations of the Seller Parties under Section 7.5(b)) shall terminate upon Closing or earlier termination of this Agreement.

ARTICLE 8

NOTICES

Section 8.1                                    Addresses.  Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Agreement, shall be in writing and shall be deemed to have been duly given, delivered or served only if and when (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office, or (iv) delivered by facsimile or electronic mail (with confirmation of delivery) (if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day)).  Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner.  The date of delivery or refusal to accept delivery shall be deemed to be the date of service.

Purchaser:

c/o Gaming and Leisure Properties, Inc.
845 Berkshire Blvd, Suite 200
Wyomissing, PA 19610
Attention:  William J. Clifford
Fax:  (610) 401-2901

Email:  bclifford@glpopinc.com

with copies to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention:  Yoel Kranz
Fax:  (212) 355-3333

Email:  ykranz@goodwinlaw.com.

Seller or Seller Parent:

c/o Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention:                 General Counsel

Facsimile:                 (610) 373-4966

Email:                                    Carl.Sottosanti@pngaming.com

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile:                           (212) 403-2000

Email:                                              DANeff@wlrk.com

GEOstling@wlrk.com

Attention:                           Daniel A. Neff

Gregory E. Ostling

Section 8.2                                    Refusal of Delivery.  The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Article 8 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such individual.

Section 8.3                                    Change of Address.  Each party shall have the right from time to time to designate by written notice to the other parties hereto such other person or persons and such other place or places as said party may desire written notices to be delivered or sent in accordance herewith.

Section 8.4                                    Attorney’s Signature.  Notices signed and given by an attorney for a party shall be effective and binding upon that party.

ARTICLE 9

CONDITIONS

Section 9.1                                    Conditions Precedent to Purchaser’s Obligations. Seller and Seller Parent acknowledge that, as a condition precedent to Purchaser’s obligations hereunder, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by Purchaser in its sole discretion.  If any condition set forth in this Section 9.1, other than the conditions set forth in Sections 9.1(a), 9.1(c) and 9.1(d), is not fulfilled or waived in writing by Purchaser on or prior to the Closing Date, then such nonfulfillment or non-waiver shall be deemed a Termination Event and the provisions of Section 10.4 shall apply. If any condition set forth in Sections 9.1(a), 9.1(c) and 9.1(d) is not fulfilled or waived in writing by Purchaser on or prior to the Closing Date, then Purchaser may, at its option, and as its sole and exclusive remedy under this Agreement (provided Purchaser did not breach this Agreement and/or cause the non-fulfillment of any of the conditions set forth in such Section), terminate this Agreement by delivering written notice of such termination to Seller Parent prior to the Closing Date, and thereafter both parties shall be relieved of all obligations hereunder and shall have no further claim in connection with such termination.

(a)                                 All Governmental Approvals shall have been obtained by Purchaser, the Seller Parties and/or Tenant, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Purchaser.

(b)                                 Purchaser shall have received certified copies of Seller’s Evidence of Authorization.

(c)                                  No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents consummation of any of the transactions contemplated by this Agreement or (B) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

(d)                                 Subject to Purchaser’s payment of all title insurance premiums and expenses in accordance with the terms of this Agreement, the Title Company shall be irrevocably committed to issue upon Closing the Title Policy, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Encumbrances and the Lease, in an amount not less than the Purchase Price.

(e)                                  (i) As of the date of this Agreement and as of the Closing, each and every representation and warranty of each Seller Party set forth in this Agreement shall be true and correct except as would not constitute (individually or in the aggregate) a Material Adverse Effect and (ii) no Seller Party shall be in default under any of its obligations under this Agreement in any material respect.

(f)                                   The Seller Parties shall have executed and delivered, at or before Closing, all items to be executed and delivered by the Seller Parties in accordance with Section 3.2.

(g)                                  All conditions precedent to the consummation of the Operator Merger shall have been fulfilled or waived in accordance with the terms of the Operator Merger Agreement and the Operator Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder.

Section 9.2                                    Conditions Precedent to Seller’s Obligations.  Purchaser acknowledges that, as a condition precedent to Seller’s and Seller Parent’s obligations hereunder, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by Seller in its sole discretion.  Should any condition set forth in this Section 9.2 not be fulfilled or waived in writing by Seller on or prior to the Closing Date, the Seller Parties may, at their collective option, and as their sole and exclusive remedy under this Agreement (provided neither Seller nor Seller Parent breached this Agreement and/or caused the non-fulfillment of any of the conditions set forth in this Section 9.2), terminate this Agreement by delivering notice of such termination to Purchaser prior to Closing, and thereafter both parties shall be relieved of all obligations hereunder and shall have no further claim in connection with such termination, except to the extent that any such obligations expressly survive termination of this Agreement.

(a)                                 All Governmental Approvals shall have been obtained by Purchaser, the Seller Parties and/or Tenant, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Seller.

(b)                                 No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents consummation of any of the transactions contemplated by this Agreement or (B) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that no Seller Party has not solicited or encouraged any such action, suit or proceeding; and

(c)                                  Seller shall have received certified copies of Purchaser’s Evidence of Authorization.

(d)                                 (i) As of the date of this Agreement and as of the Closing, each and every representation and warranty of Purchaser set forth in this Agreement shall be true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects), and (ii) Purchaser shall not be in default under any of its obligations under this Agreement in any material respect.

(e)                                  Purchaser shall have executed and delivered, at or before Closing, all items to be executed and delivered by Purchaser in accordance with Section 3.3.

(f)                                   All conditions precedent to the consummation of the Operator Merger shall have been fulfilled or waived in accordance with the terms of the Operator Merger Agreement.

ARTICLE 10

TERMINATION

Section 10.1                             Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written agreement of Purchaser and Seller Parent;

(b)                                 by either Purchaser or Seller Parent, if the Operator Merger Agreement shall have been terminated in accordance with its terms;

(c)                                  by either Purchaser or Seller Parent, if: (i) any Gaming Authority has either notified any such party, or made a recommendation or determination, that such Gaming Authority will not issue to Purchaser or its respective Affiliates or Gaming Representatives all necessary Gaming Approvals for the consummation of the transactions contemplated hereby by the Closing Date; or (ii) any Gaming Authority has advised Purchaser or its respective Affiliates or Gaming Representatives to withdraw any application for Gaming Approvals for the consummation of the transactions contemplated hereby (and has not advised such Person to re-submit such application with modifications thereto) (but only if such application is a requirement for the consummation of the transactions contemplate hereby); provided, however, that if Purchaser’s breach of representation, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to the failure to obtain any necessary Gaming Approvals, this Agreement may not be terminated by Purchaser pursuant to this Section 10.1(c), and if a Seller Party’s breach of representation, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to the failure to obtain any necessary Gaming Approvals, this Agreement may not be terminated by Seller Parent pursuant to this Section 10.1(c);

(d)                                 by Purchaser, if Seller Parent shall have wrongfully terminated this Agreement or any Seller Party has breached any its representations, warranties, covenants or agreements set forth in this Agreement that (i) would reasonably be expected to result in a failure of any condition set forth in Section 9.1 and (ii) if it is capable of cure, is not cured in all material respects by the Closing Date; provided, however, that Purchaser’s right to terminate this Agreement pursuant to this Section 10.1(d) shall be a Termination Event hereunder and the provisions of Section 10.4 shall apply;

(e)                                  by Seller Parent, if Purchaser has wrongfully terminated this Agreement or Purchaser has breached any representation, warranty, covenant or agreement on the part of such parties set forth in this Agreement that: (i) would reasonably be expected to result in a failure of a condition set forth in Section 9.2; and (ii) if it is capable of cure, is not cured in all material respects by the Closing Date; provided, however, that if a Seller Party’s misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, such Purchaser breach, this Agreement may not be terminated by Seller Parent pursuant to this clause (e); and

(f)                                   by Purchaser, as expressly provided in Sections 2.5(c), 2.5(d), 2.5(f), 7.6, or 9.1, but in all events subject to the provisions of Section 10.4.

Section 10.2                             Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become null and void and of no further force or effect, and there shall be no Liability on the part of Purchaser or any Seller Party, or their respective Affiliates or Representatives hereunder, other than as expressly provided herein; provided, however, that nothing contained in this Section 10.2 shall relieve or limit the Liability of any party hereto for any breach by such party of the terms and provisions of this Agreement or to impair the right of any other party to compel specific performance by such breaching party of its obligations under this Agreement to the extent specific performance is available to such other party under the terms of this Agreement.

Section 10.3                             Remedies

(a)                                 Mutual Remedies before the Closing.  Notwithstanding any termination right granted in Section 10.1 or the remedies set forth in this Section 10.3, in the event of the nonfulfillment of any condition to Purchaser’s or Seller’s Closing obligations (other than the conditions set forth in Sections 9.1(a), 9.1(c), 9.1(d), 9.2(a) and 9.2(b)), in the alternative, that party may elect to proceed to the Closing notwithstanding the nonfulfillment of such Closing condition, it being understood that the consummation of the Closing shall be deemed a waiver of the breach of the representation, warranty, covenant or agreement contained in this Agreement that caused the nonfulfillment of such condition and of such other party’s rights and remedies with respect thereto to the extent that such other party shall have actual knowledge of such breach and the Closing shall nonetheless occur.

(b)                                 Equitable Relief.  The parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement are not performed in accordance with their specific terms or were otherwise breached and the parties may bring an action for specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedies, including damages to extent provided for herein, that any party hereto may have under applicable Legal Requirements; provided, notwithstanding the foregoing or anything to the contrary contained herein, a party hereto may not seek specific performance in the event of a termination of this Agreement pursuant to Section 10.1(c).

Section 10.4                             Termination Event Cure.

(a)                                 Upon the occurrence of a Termination Event, Purchaser may deliver written notice, prepared reasonably and in good faith (a “Termination Notice”), to the Seller Parties electing to terminate this Agreement, which Termination Notice shall include, in order to be effective, (i) a description of such Termination Event, (ii) a description of any actions required, in Purchaser’s reasonable judgment, in order to cure, remedy or repair such Termination Event (including, without limitation, all events, facts, acts, conditions, and/or circumstances that resulted in or constitute the basis of the applicable Termination Event) which are not otherwise required of Tenant under the Lease (the “Termination Event Cure”), and (iii) a reasonable estimate of the Damages (if any) incurred, or which would be incurred should the Closing occur, by Purchaser in connection with such Termination Event (the “Termination Event Damages”) and a description of any actions that, if taken by the Seller Parties, would cause such Termination Event Damages to be reduced (and the quantum of such reduction) (it being agreed by Purchaser that Purchaser shall be deemed to have not suffered any Termination Event Damages if Tenant, in its Termination Event Certificate (as defined below), identifies such Termination Event (and all underlying events, facts, acts, conditions and circumstances that resulted in such Termination Event) and affirmatively states that the terms of the Lease (including, without limitation, all payment obligations and termination rights therein) remain unmodified notwithstanding such Termination Event (and underlying events, facts, acts, conditions and circumstances)).

(b)                                 Seller Parent shall have 10 days following its receipt of a Termination Notice to elect, which election shall be made by written notice (a “Termination Event Election Notice”) to Purchaser and shall be in Seller Parent’s sole and absolute discretion, to either:

(i)                                     require Purchaser to consummate the Closing notwithstanding the occurrence of the Termination Event described in such Termination Notice, in which case, notwithstanding anything to the contrary set forth herein:

(A)                               Purchaser, Seller and Seller Parent shall proceed to Closing in accordance with this Agreement notwithstanding the occurrence of such Termination Event;

(B)                               it shall be an additional condition precedent to Purchaser’s obligation to consummate the Closing that, at Closing, Seller Parent shall:

a.                                      pay to Purchaser an amount equal to any and all Termination Event Damages (it being agreed that Seller Parent may elect to accept a reduction in the Purchase Price equal to the amount of such Termination Event Damages in lieu of Seller Parent’s direct payment thereof); provided, however, that if Seller Parent disputes the calculation of the Termination Event Damages identified in Purchaser’s Termination Notice, Seller Parent may raise such dispute in its Termination Event Election Notice, but such dispute shall not affect Seller Parent’s obligation to pay to Purchaser all such Termination Event Damages at Closing, and Purchaser and Seller Parent shall use their commercially reasonable efforts to resolve such dispute for thirty (30) days following Closing, failing which (1) either Purchaser or Seller Parent may submit such dispute for resolution to a nationally-recognized accounting firm that does not regularly perform services for Purchaser, Seller Parent, or any Affiliate thereof (the

“Arbitrator”), (2) each of Purchaser and Seller Parent shall submit to the Arbitrator its estimate of such Termination Event Damages (each such party’s “Termination Event Damages Estimate”), (3) the decision of such Arbitrator shall be final and binding on Purchaser and Seller Parent, absent manifest error, and enforceable by Purchaser and/or Seller Parent in any court of competent jurisdiction, (4) the Arbitrator shall be instructed, and shall only be permitted, to resolve such dispute by choosing Seller Parent’s or Purchaser’s Termination Event Damages Estimate, and to deliver its decision in writing as promptly as practicable following the submission thereof to the Arbitrator, but in any event within fifteen (15) days of such submission, (5) the Arbitrator shall be instructed to maintain such dispute, its decision, each party’s Termination Event Damages Estimate, and all information submitted to the Arbitrator in connection therewith and the resolution thereof confidential, and (6) the fees and costs of the Arbitrator shall be paid by Purchaser, if the Arbitrator selects Seller Parent’s Termination Event Damage Estimate, or Seller Parent, if the Arbitrator selects Purchaser’s Termination Event Damage Estimate;

b.                                      cause Tenant to deliver a written certificate (a “Termination Event Certificate”) on which Purchaser shall be entitled to rely, which shall identify such Termination Event in reasonable detail, obligate Tenant to diligently pursue and complete the Termination Event Cure, and certify that the terms and conditions of the Lease, as amended by the Lease Amendment (including, without limitation, all payment obligations of the Tenant under the Lease, as amended by the Lease Amendment), shall not be deemed modified or supplemented in any way as a result of or in connection with such Termination Event, which Termination Event Certificate shall be approved by Purchaser in its good faith, reasonable discretion (and shall not be deemed so approved by Purchaser unless and until it is countersigned by Purchaser); and deliver a confirmation by the guarantor under that certain Guaranty to be made by Seller Parent for the benefit of Purchaser, dated as of the Closing Date (the “Lease Guaranty”), in form and substance satisfactory to Purchaser in Purchaser’s good faith, reasonable discretion, confirming Tenant’s payment and performance of all obligations under the Termination Event Certificate including, without limitation, Tenant’s obligation to diligently pursue and complete the Termination Event Cure, into Seller Parent’s guaranteed obligations under the Guaranty; or

(ii)                                  terminate this Agreement, in which case neither party shall have any further rights, duties or obligations hereunder (except those that expressly survive termination of this Agreement).

(c)                                  In the event that Seller Parent fails to deliver a Termination Event Election Notice within 10 days following its receipt of a Termination Notice, then Seller Parent shall be deemed to have elected to terminate this Agreement, in which case neither party shall have any further rights, duties or obligations hereunder (except those that expressly survive termination of this Agreement).

Section 10.5                             No Punitive or Consequential Damages.  For the avoidance of doubt, in the event this Agreement is terminated, under no circumstances shall a party hereto be liable to any other party hereto for any punitive damages, lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items) be used in calculating the amount of any damages. Notwithstanding anything to the contrary set forth herein, nothing contained herein shall limit Purchaser’s remedies at law or in equity if, prior to the termination of this Agreement, the Seller Parties sell all or a portion of, or any direct or indirect, legal or beneficial interest in, the Property to someone other than Purchaser or its designee or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 11.1                             Survival of Representations and Warranties.

(a)                                 The representations and warranties of the Seller Parties set forth in Sections 5.1(a) (Organization of Seller), 5.1(b) (Authority; No Conflict; Required Filings and Consents), 5.1(f) (Permits; Compliance with Laws), and 5.1(g) (Bankruptcy), as updated as of the Closing in accordance with the terms of this Agreement (each, a “Fundamental Representation” and, collectively, the “Fundamental Representations”), shall survive the Closing for the applicable statute of limitations (the “Fundamental Survival Period”), and all other representations and warranties of the Seller Parties set forth in Sections 5.1, as updated as of the Closing in accordance with the terms of this Agreement (together with the Fundamental Representations, collectively, the “Seller Representations”) shall survive the Closing for a period of eighteen (18) months (the “Base Survival Period”).

(b)                                 Except as otherwise set forth in Article 6, the representations and warranties of Purchaser set forth in Article 6 (the “Purchaser Representations”) shall survive the Closing for a period of eighteen (18) months (together with the Fundamental Survival Period and the Base Survival Period, each a “Survival Period”).

(c)                                  (i) The obligations, covenants and agreements to be performed or satisfied by any Seller Party that by their terms are required to be performed exclusively before the Closing shall survive the Closing for a period of eighteen (18) months and (ii) the obligations, covenants and agreements to be performed or satisfied by any Seller Party that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied.

(d)                                 The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the expiration of the Survival Period applicable to such representations and warranties; provided, however, that all Seller Representations and Purchaser Representations shall continue to survive beyond the Survival Period applicable thereto if a claim for a breach thereof is made prior to the expiration of such Survival Period. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein.

Section 11.2                             Indemnification

(a)                                 From and after the Closing, the Seller Parties, jointly and severally, shall indemnify, save and hold harmless Purchaser and its Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (“Damages”), incurred by or asserted against any Purchaser Indemnified Parties in connection with, arising out of, or resulting from:

(i)                                     subject in all instances to Section 11.1, any breach of any Seller Representations;

(ii)                                  the Excluded Contractual Liabilities; and/or

(iii)                               subject in all instances to Section 11.1, any breach of any obligation, covenant or agreement to be performed or satisfied by any Seller Party pursuant to this Agreement and/or the Seller Closing Certificates, including, without limitation, any reimbursement and indemnification obligation.

Notwithstanding the foregoing or anything to the contrary set forth herein, if and to the extent the Lease (a) requires Tenant to indemnify (a “Lease Indemnity”) any Purchaser Indemnified Parties from and against any Damages for which the Seller Parties are otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the indemnity set forth above in this Section 11.2(a) (the “Seller Party Indemnity”), and/or (b) the Lease expressly requires Tenant to bear all liability, responsibility, and remedial obligations for any Damages for which the Seller Parties are otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the Seller Party Indemnity, then the applicable provisions of the Lease shall control and such Purchaser Indemnified Parties shall be prohibited from pursuing any remedies under the Seller Party Indemnity in connection with such Damages, but only for so long as Tenant diligently pursues the payment, cure or other remedy of such Damages in accordance with the Lease, it being agreed that Tenant’s failure to diligently pursue the payment, cure or other remedy of such Damages in accordance with the Lease shall entitle such Purchaser Indemnified Parties to pursue all rights and remedies available to it hereunder (so long as, with respect to a breach of any Seller

Representations, a claim therefor was made prior to the expiration of the applicable Survival Period).

(b)                                 From and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller Parties and their respective Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by or asserted against any Seller Indemnified Parties in connection with, arising out of, or resulting from:

(i)                                     subject in all instances to Section 11.1, any breach of any Purchaser Representations; or

(ii)                                  any breach of any obligation, covenant or agreement to be performed or satisfied by Purchaser pursuant to this Agreement and/or the Purchaser Closing Certificate, including, without limitation, any reimbursement and indemnification obligation.

Section 11.3                             Procedure for Claims between Parties. If a claim for Damages is to be made by a Purchaser Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 11.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 11.4                             Defense of Third Party Claims

(a)                                 If any Legal Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article 11 may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)                                 If it so elects to do so, the Indemnifying Party shall be entitled to:

(i)                                     take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

(ii)                                  employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Legal Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)                               compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)                                  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)                                 If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 11.5                             Limitations on Indemnity. No Purchaser Indemnified Party shall seek, or be entitled to, indemnification from any of the Seller Parties pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representations) unless the aggregate claims for Damages of the Purchaser Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representation) exceed One Million Dollars ($1,000,000), in which event the Sellers shall be liable for all such Damages in excess of such amount. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties’ aggregate recovery against the Seller Parties in connection with claims made pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representations) shall not exceed Twenty Five Million Dollars ($25,000,000); provided, however, notwithstanding anything to the contrary herein, in no event and under no circumstances shall the foregoing be interpreted as a limit on Tenant’s liability for any matters under the Lease.

Section 11.6                             Exclusive Remedy. After the Closing, except with respect to actual fraud, the indemnities provided in this Article 11 shall constitute the sole and exclusive remedy of any

Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

Section 11.7                             Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article 11 shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless (a) otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign law) or (b) Purchaser and the Seller Parties shall otherwise agree in writing.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1                             Amendment.  No provision of this Agreement or of any document or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

Section 12.2                             Time of Essence.  Time is of the essence with respect to each date and each time set forth in this Agreement.

Section 12.3                             Entire Agreement.  This Agreement and other documents delivered at the Closing set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.  No representation, promise, inducement or statement of intention has been made by any Seller Party or Purchaser that is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Purchaser nor any Seller Party shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

Section 12.4                             No Waiver.  No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party’s right to demand strict compliance with the terms of this Agreement.

Section 12.5                             Counterparts.  This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document.  Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

Section 12.6                             Costs and Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby or thereby (including, without limitation, the enforcement of any obligation to indemnify, defend or hold harmless provided for herein or therein), or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement or of such document or instrument, the successful or prevailing party shall be entitled to recover actual attorneys’ fees, charges and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 12.7                             Payments.  Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America that, at the time of payment, is accepted for the payment of all public and private obligations and debts.

Section 12.8                             Parties in Interest.  Subject to Article 10, the rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and the legal representatives of their respective estates.  Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any Person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge the obligation or liability of any Person to any party to this Agreement or to give any Person any right of subrogation or action over or against any party to this Agreement.

Section 12.9                             Jurisdiction; Applicable Law, Waiver of Trial By Jury.

(a)                                 Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law rules and principles of that state.

(b)                                 Jurisdiction.  Purchaser and the Seller Parties hereby irrevocably:

(i)                                     submit to the exclusive jurisdiction of either the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by law, shall be necessary in order to confer jurisdiction upon a party in any such court; and

(ii)                                  waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or any Seller Party is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or any Seller Party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable Legal Requirements, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any Seller Party, Purchaser or their successors or assigns are entitled pursuant to the final judgment of any court having jurisdiction.

(c)                                  Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

(d)                                 The provisions of this Section 12.9 shall survive the Closing or earlier termination of this Agreement.

Section 12.10                      Construction of Agreement.  The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto.  Headings at the beginning of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement.  When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa.  As used in this Agreement, the term “Seller” shall include the respective permitted successors and assigns of Seller, the term “Seller Parent” shall include the respective permitted successors and assigns of Seller Parent, and the term “Purchaser” shall include the permitted successors and assigns of Purchaser, if any.  All times refer to the time in New York, New York.

Section 12.11                      Severability.  If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

Section 12.12                      Submission of Agreement.  No agreement with respect to the purchase and sale of the Property shall exist, and this writing shall have no binding force or effect, until this Agreement shall have been executed and delivered by Purchaser and by the Seller Parties.

Section 12.13                      Cooperation.  Purchaser and each Seller Party shall cooperate with the other to carry out the purposes of this Agreement (provided, such cooperation shall not require either party to expend any sum not otherwise required pursuant to the other provisions of this Agreement).  In addition, Purchaser agrees to cooperate with the Seller Parties, their Affiliates and their respective representatives following Closing in connection with any litigation or proceedings with respect to the Property, any Tax audit, examination or challenge or similar proceeding, said cooperation to be at no material cost or expense to Purchaser.  This Section 12.13 shall survive the Closing.

Section 12.14                      Confidentiality; Public Announcement.

(a)                                 Confidentiality.  Each Seller Party and Purchaser each hereby agree that the material terms and provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), Purchaser and the Seller Parties shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto or such party’s Affiliates), without the written consent of Purchaser or Seller Parent, as applicable.  The obligations of the parties hereunder shall not apply to:  (a) the extent that the disclosure of information otherwise determined to be confidential is required by applicable Legal Requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (i) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (ii) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof; (b) the disclosure of confidential information to any of Purchaser’s or any Seller Parties’ Affiliates and their respective officers, employees, directors, agents, investors, rating agencies, accountants, attorneys and other consultants, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) who agree to hold confidential such information substantially in accordance with this Section 12.14 or who are otherwise bound by a duty of confidentiality to such party; and (c) such disclosures as may be contained in Section 12.14(b) hereof.

(b)                                 Seller Parent and Purchaser shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Legal Requirements (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the Financial Industry Regulatory Authority.  Notwithstanding anything to the contrary herein, Purchaser and Seller Parent or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Purchaser and Seller Parent and do not reveal non-public information regarding Purchaser or any Seller Party.

(c)                                  This Section 12.14 shall survive the Closing.

Section 12.15                      Assignments.

(a)                                 Seller Assignments.  Neither this Agreement nor any of the rights, interests or obligations of any Seller Party hereunder shall be assigned, transferred or conveyed,

directly or indirectly, by operation of law (including, without limitation, by merger or consolidation) or otherwise (each, a “Transfer”) by such Seller Party without the prior written consent of Purchaser.  Any Transfer in violation of this Section 12.15 shall be void.

(b)                                 Purchaser Assignments.  Except to Affiliates of Purchaser, Purchaser shall not Transfer this Agreement and its rights, interests and obligations hereunder to any Person without the prior written consent of Seller Parent.  Purchaser shall be permitted, without the consent of any Seller Party, to Transfer this Agreement and its rights, interest, obligations hereunder to Affiliates of Purchaser.

Section 12.16                      No Recording or Notice of Pendency.  The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded, except as required in connection with Purchaser’s pursuit of specific performance pursuant to Section 10.2.  This Section 12.16 shall survive the Closing.

Section 12.17                      No Third Party Beneficiary.  It is specifically understood and agreed that no Person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the parties hereto, and that only the parties hereto and their permitted assignees shall have rights hereunder.

Section 12.18                      Successors and Assigns.  Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each Seller Party and Purchaser.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Purchaser, Seller and Seller Parent have caused this Agreement to be executed as of the day and year first written above.

SELLER:

PLAINVILLE GAMING AND REDEVELOPMENT, LLC (d/b/a Plainridge Park Casino), a Delaware limited liability company

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	President

SELLER PARENT:

PENN NATIONAL GAMING, INC., a Pennsylvania corporation,

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

PURCHASER:

GOLD MERGER SUB, LLC, a Delaware limited liability company

By:	/s/ William J. Clifford
Name:	William J. Clifford
Title:	Vice President & Treasurer

[Signature Page to Purchase Agreement]